EXHIBIT A
                            [FORM OF PROMISSORY NOTE]


THIS CONVERTIBLE PROMISSORY NOTE (A) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS, AND (B) MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.


                           CONVERTIBLE PROMISSORY NOTE


$1,000,000                                                       August 20, 2001
                                                     Hopewell Junction, New York


     For value received, eMagin Corporation, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of The
Travelers Insurance Company or its assigns (the "Lender"), subject to the provisions set forth in Sections 4 and 5 in lawful money of the United States of America and in immediately available funds, the principal sum of $1,000,000, plus interest, payable on the dates and in the manner set forth below.

     This Convertible Promissory Note (this "Note") is executed and delivered pursuant to that certain Note Purchase Agreement, dated as of August 20, 2001, by and between the Borrower and the Lender (as the same may from time to time be amended, modified or supplemented, the "Note Purchase Agreement").

     1. PRINCIPAL REPAYMENT. The outstanding principal amount of this Note shall be payable on May 20, 2002 (the "Maturity Date"), unless this Note has been converted as described in Section 4 below.

     2. INTEREST RATE. The Borrower further promises to pay interest on the sum of the unpaid principal amount of this Note outstanding on each day, from the date of this Note until all of the principal shall have been repaid in full or converted as described in Section 4 below. Interest shall accrue at the rate of 9.25% per annum. Interest shall be payable at maturity and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

     3. PLACE OF PAYMENT. All amounts payable hereunder shall be payable to the Lender in the manner specified by the Lender to the Borrower in writing. In the event that


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payment is to be made by wire transfer, such payment shall be made on a day that banks are open for business in New York, New York (each, a "Business Day"). If any payment becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

     4. MANDATORY CONVERSION. Immediately upon the closing of a bona fide sale of convertible debt securities of the Borrower, on terms reasonably acceptable to the Lender, in which the gross proceeds received by the Borrower are, in the aggregate, in the minimum amount of $5 million, prior to the Maturity Date (collectively, the "Next Round of Financing"), the aggregate principal amount of and accrued interest on this Note shall be converted into the amount of convertible debt securities and other securities of the Borrower that would be issued by the Borrower to an investor of such amount in the Next Round of
Financing. The Lender shall have and enjoy the same rights and benefits (including, without limitation, anti-dilution protection and registration rights), and shall be subject to the same obligations on a proportionate or participatory basis, as the investors in the Next Round of Financing.

     5. MECHANICS OF CONVERSION. Upon conversion of this Note, (i) the entire principal balance of and all accrued but unpaid interest under this Note shall be converted and this Note shall become fully paid and satisfied, (ii) the Lender shall surrender this Note, duly endorsed, to the Borrower's office or such other address which the Borrower shall designate against delivery of the certificates representing the new securities of the Borrower, and (iii) in the event this Note is converted into other securities of the Borrower pursuant to
Section 4, the Borrower and the Lender shall execute and deliver to each other those agreements and documents that are contemplated by the Next Round of Financing.

     6. ISSUE TAXES. The Borrower shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of capital stock on conversion of this Note pursuant hereto; provided, however, that the Borrower shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     7. DEFAULT. It shall be an event of default ("Event of Default") and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, automatically in the case of those events described in paragraphs (d), (e) and (f), and in the case of any other such event at the election of Lender, upon the occurrence of any of the following events:

     (a) Any failure on the part of Borrower to make any payment in respect of this Note when due, whether by acceleration or otherwise;

     (b) Borrower shall default in the performance or compliance with any other covenant or agreement of Borrower contained in this Note or the Note Purchase Agreement, and the continuation of such default for a period of 30 days;



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     (c) Any  representation  or  warranty  of  Borrower  contained  in the Note
Purchase Agreement shall prove to have been untrue in any material respect as of the date of the Note Purchase Agreement;

     (d) Borrower shall default in the payment of principal, premium or interest on any material indebtedness for borrowed money, or shall default in the performance of or compliance with the terms of any related documentation, and in connection with any such default such indebtedness becomes due and payable prior to its stated maturity;

     (e) Borrower shall commence or consent to any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

     (f) A proceeding shall be commenced against Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and such proceeding is not stayed or dismissed within 45 days after the commencement thereof;

     (g) Borrower consents to or suffers the appointment of a guardian, receiver, trustee or custodian to any substantial and material part of its assets that is not vacated within 45 days;

     (h) Final judgment in excess of $250,000 (excluding insured portions) is entered against Borrower and is not stayed, bonded or discharged within 30 days; or

     (i) The dissolution or termination of existence of Borrower.

     8. PREPAYMENT. The Borrower may pre-pay the Note in full, including all interest owed thereon through the date of payment, at anytime prior to the Maturity Date without penalty.

     9. WAIVER. The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorney's fees, costs and other expenses.

     10. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

     11. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Borrower and shall extend to any permitted holder hereof. The Borrower may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever without the prior written consent of the Lender.

     12. NOTICES. Any notices required to be delivered under this Note shall be delivered pursuant to the notice procedures set forth in the Note Purchase Agreement.

     13. MODIFICATION.  This Note may be altered only by prior written agreement
signed  by  the  party  against  whom   enforcement   of  any  waiver,   change,
modification, or discharge is sought.


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     IN WITNESS WHEREOF, the undersigned has executed this Note as of date first written above.


                                      EMAGIN CORPORATION


                                      By:/s/Andrew P. Savadelis
                                         ----------------------------------
                                         Name:  Andrew P. Savadelis
                                         Title: Chief Financial Officer


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